UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

Assurant, Inc.

(Exact name of registrant as specified in charter)

Commission File Number: 001-31978

Delaware	13-3689915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Chase Manhattan Plaza, 41st Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

(212) 859-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On December 18, 2009, Assurant, Inc. (the “Company”) entered into a three-year unsecured revolving credit agreement (the “Credit Agreement”) with certain lenders party thereto; JPMorgan Chase Bank, N.A., as administrative agent; and Bank of America, N.A., as syndication agent. The Credit Agreement replaces the Company’s prior five-year $500 million revolving credit facility, entered into on April 29, 2005 and previously disclosed in a Current Report on Form 8-K filed May 3, 2005. The prior revolving credit facility was scheduled to expire in April 2010, but terminated upon the effectiveness of the Credit Agreement.

The Credit Agreement, which expires in December 2012, provides for revolving loans and the issuance of multi-bank, syndicated letters of credit and/or letters of credit from a sole issuing bank in an aggregate amount of $350 million. The proceeds of these loans may be used for the Company’s commercial paper program or for general corporate purposes. The Company may increase the total amount available under the Credit Agreement to $525 million subject to certain conditions.

The Credit Agreement contains customary affirmative and negative covenants and events of default. An event of default would cause the unpaid principal and accrued interest and all other obligations under the Credit Agreement to become immediately due and payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

By:	/S/ STEPHEN W. GAUSTER
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel and Assistant Secretary

Date: December 21, 2009

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